Exhibit 10.18

Translated from Hebrew

 Special Personal Employment Agreement

Made and signed in Azur on the 7th day of November, 2012

Between

Micronet Ltd.

of 27 HaMetzudah Street, Azur, Israel

(the "Company")

Of the first part

And

Tali Dinar

[whose name and full details are stated in Annex A]

(the "Employee")

Of the second part

Whereas	the Company wishes to employ the Employee and the Employee wishes to be employed by the Company in the position and on the terms and conditions specified below in this contract; and

Whereas	the Employee represents that he has the knowledge, experience and training required for the performance of the duties entrusted to him pursuant to this contract; and

Whereas	the Parties wish to determine all of the terms and conditions pertaining to the employment of the Employee at the Company, including all of his rights;

It is therefore agreed, stipulated and represented by and between the parties as follows:

1.	The preamble to this agreement and the annexes hereto constitute an integral part hereof.

2.	The Employee shall be employed by the Company in the position stated in Annex A, or in any other position to be determined by the Company according to the Employee's skills and in accordance with the Company's needs, from time to time. The Employee's direct manager and his title are specified in Annex A.

Translated from Hebrew

3.	The Employee's Undertakings

3.1	The Employee shall perform its duties with loyalty and devotion and shall dedicate his entire time, energy, skills and experience to his work at the Company. The Employee further undertakes to perform any work or service in the framework of his skills and profession for the benefit of the Company and the promotion thereof, according to the Company's instructions. The Employee shall comply with the Company's procedures, as being from time to time.

3.2	The Employee represents that he is not bound by other obligations or contracts that prevent him from performing his undertakings pursuant to this agreement and that he is not aware of the existence of a legal impediment in law or contract that prevents him from being obligated under this agreement and that he is not aware of the existence of a conflict of interests between the Company and himself or between any other entity in which or with which he is bound.

3.3	Except as specified below, during the term of his employment at the Company, the Employee shall not be entitled to engage in any other work, whether with or without consideration, other than with the Company's advance written consent. It is clarified that the employment of the Employee pursuant to this agreement is at an 80% position. As an exception to the aforesaid, the Parties confirm that they are aware that on the date of this agreement, the Employee is employed, and shall continue to be employed, at the remaining 20% position, as CFO at the controlling shareholder or companies controlling it or controlled thereby on the terms and conditions set between them and in the Parties' signing this agreement, the Company's consent to such employment, which shall not be deemed a conflict of interest between the Parties and shall not constitute a breach hereof, is granted.

3.4	Without derogating from the aforesaid, during the term of his employment at the Company and for a period of 24 months thereafter, the Employee shall refrain from competing and/or assisting to compete with the Company and/or subsidiaries and/or companies affiliated and/or associated thereto and/or from providing a service and/or being employed and/or involved in any manner in any entity and/or business and/or factory and/or company and/or person who competes and/or attempts and/or assists in competing with the Company, all of such whether directly or indirectly, whether as employee, manager, shareholder, partner, director, consultant and/or service provider and/or in another manner. The Employee confirms that he is aware that the Company relied on his aforesaid undertakings prior to deciding to employ him and prior to granting him special rights according to this agreement and that the special compensation paid to him together with his monthly salary due to his aforesaid undertaking is contingent upon the fulfillment of the said undertaking fully and accurately.

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Translated from Hebrew

3.5	The Employee undertakes to notify the Company immediately and without delay of any matter or issue with respect to which, per his understanding, he has a personal interest and/or which might create a conflict of interests with his position at the Company.

3.6	During the term of the Employee's employment at the Company and thereafter, with no time limit, the Employee shall be subject to a duty of absolute confidentiality with respect to any professional and/or commercial and/or business-related and/or technical and/or other information and/or material, which shall have reached him while and/or as a result of his work at the Company and which is not in the public domain. In addition, he shall be subject to a duty of confidentiality with respect to the terms and conditions of his employment. Nothing stated in this section shall derogate from the Employee's undertaking of confidentiality and non-competition, which is attached as Annex B hereto.

3.7	During the first several months of his employment as stated in Annex A, the Employee shall undergo training by the Company in order to instruct and train him to perform his duties at the Company (the "Training Period").

3.8	Insofar as the Employee is sent to advanced studies in Israel or abroad (advanced studies the cost of which to Micronet exceeds $600), the Employee undertakes not to discontinue his employment at the Company on his own initiative and other than as a result of force majeure, for a 12-month period as of the date of completion of the advanced studies, lest the Employee pay the full cost of the advanced studies to the Company, as shall be conveyed to the Employee prior to his being sent to the advanced studies. For the avoidance of doubt it shall be clarified that the Company has the exclusive discretion to determine in which special cases of employment termination (such as maternity leave, etc.) the Employee shall not bear the cost of the advanced studies. A breach of this section is a fundamental breach of this agreement.

3.9	The Employee undertakes to use the Company's resources, including e-mail and internet, for the sole purpose of performing his duties, and he allows the Company to check his e-mail account, at any time, in his presence or in his absence, in order to ascertain that it is not used other than for the purpose of fulfilling his duties.

4.	Working Hours

4.1	In the routine, the Employee shall work up to 5 working days per week, in proportion to the position percentage stated in Section 3.3.

4.2	The Employee's working hours shall be in the scope of hours in a part-time position as stated in Section 3.3 and in accordance with the position to be filled by him and as per the instructions of his supervisors. Insofar as necessary, the Employee shall work on additional and/or irregular days or hours, as required by his position.

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Translated from Hebrew

4.3	The Employee's work beyond the regular working hours requires prior approval of the Employee's supervisor. Without derogating from the aforesaid, the Employee represents that he is aware and he agrees that as his position is such that entails special personal trust, the provisions of the Hours of Work and Rest Law, 5711-1951 shall not apply to him and he shall not be entitled to any right pursuant to the provisions thereof, as in effect now and in the future.

4.4	The Employee represents that he is aware and he agrees that the salary stated in Annex A to the agreement includes any compensation component that would have been due to him had the law applied to him. Without derogating from the generality of the aforesaid and without it being deemed as an admission by the Company that the law applies to him, the Employee represents that he is aware and he agrees that the amount stated in Annex A to the agreement (that is equal to 25% of the salary stated in Annex A to the agreement) is paid to him by the Company as global monthly compensation for overtime (if and as he is required to work), whether or not performed by the Employee, and such shall also be represented in the pay slip to be generated by the Company.

4.5	Nothing in the provision of Section 4.3 above shall derogate from the amounts of salary and/or social benefits paid to the Employee or contributed for his benefit, as the case may be, according to the agreement.

4.6	The Employee is aware and he agrees that the Company may, as per its sole discretion, determine and modify the Company's procedures regarding working hours on holiday eves and special days and that there is no custom at the Company with respect to such issues.

5.	Employee's Rights

5.1	Salary

5.1.1	The Company shall pay the Employee a gross monthly salary in the amount set forth in Annex A (the "Salary").

5.1.2	The Salary stated in Section 5.1.1 is linked to the COLA (Cost-of-Living Adjustment) as shall be applicable to all of the employees in the market in accordance with expansion orders.

5.1.3	The Salary stated in Section 5.1.1 includes consideration for work at additional and/or irregular and/or unusual hours, at which the Employee shall work, insofar as necessary, as required by his position.

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Translated from Hebrew

5.1.4	The Salary stated in Section 5.1.1 includes special consideration due to a non-competition undertaking, as set forth in section 5.2.1 and 5.2.2.

5.2	Special Consideration due to Undertaking Not to Compete

5.2.1	In consideration for the Employee's undertaking no to compete with the Company as specified in Section 4 of Annex B, the Company shall pay the Employee special monthly compensation, which is included in the salary specified in Section 5.1 above, in the gross amount stated in Annex A ("Special Monthly Consideration due to Non-Competition").

5.2.2	The Employee represents that the Special Monthly Consideration due to Non-Competition constitutes suitable, real and appropriate consideration for any prejudice that might be caused to him, if any, as a result of his undertaking not to compete with the Company as specified in Section 4 of Annex B, including, but not limited to, prejudice to the freedom of occupation.

5.3	Annual Leave

5.3.1	The Employee is entitled to annual leave in the number of days stated in Annex A with a maximum accrual right of up to 3 years.

5.3.2	The aforesaid leave allowance pertains to the position percentage that has been determined.

5.3.3	The date of going on leave shall be pre-coordinated between the Employee and the Company's management.

5.3.4	To the extent that the Employee takes a day of leave, it shall be considered a full day of leave.

5.4	Sick Leave

5.4.1	The Employee is entitled to payment due to days of absence from the workplace due to illness, in accordance with the law, subject to presenting medical certificates.

5.4.2	The maximum accrual right of sick leave shall not exceed 90 days.

5.5	Recuperation Pay

Recuperation pay shall be paid at the allowance and according to the relevant rate as determined by the expansion orders in the market from time to time and in consideration of the Employee's experience in the field of his work.

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Translated from Hebrew

5.6	Company Vehicle

5.6.1	Insofar as this is stated in Annex A and from the date stated therein, the Company shall make available to the Employee, for the purpose of fulfillment of his duties, a vehicle of the type stipulated in Annex A.

5.6.2	The Company shall bear all of the expenses of insurance, maintenance and use of the vehicle, apart from fines and parking tickets other than in the framework of his work, and apart from damage caused as a result of events that are not covered by a comprehensive insurance policy that is standard in the market, without expansions.

5.6.3	For the avoidance of doubt, it is hereby clarified that nothing in making the vehicle available to the Employee shall grant the Employee any right in the vehicle, beyond the use thereof.

5.6.4	The Employee undertakes to treat the vehicle in accordance with the Company's procedures regarding use of the Company's vehicle. In the event that the Employee does not behave according to the procedures and/or uses the vehicle unreasonably and/or in contrast to the law and/or in a manner that negates insurance coverage, he alone shall bear any and all cost caused to the Company due to such events. The Employee agrees that for the purpose of covering the Company's aforesaid expenses, the Company shall be entitled to offset an amount equal to the expenses thereof from the Employee's salary and/or from any other amount due to the Employee therefrom, also prior to termination of the employment relations.

5.6.5	The Employee is aware that he shall bear the duty to pay income tax due to the value of the benefit entailed in using the vehicle, according to Income Tax guidelines.

5.6.6	This section shall also apply, mutatis mutandis, to occasional use of a Company's car in the framework of the Employee's work.

5.7	Cellular Telephone

5.7.1	Insofar as this is stated in Annex A and from the date stated therein, the Company shall make a cellular telephone available to the Employee for the purpose of fulfilling his duties.

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Translated from Hebrew

5.7.2	The Company shall pay the charges due to use of the cellular telephone up to an amount not to exceed the amount stated in Annex A. An amount exceeding the aforesaid stated amount shall be paid by the Employee from the net sum of his salary. The Employee authorizes the Company to offset such charges from his salary.

5.7.3	The Company shall bear the tax payments stemming from making the cellular telephone available to the Employee, as shall be required by the law.

5.8	For the avoidance of doubt it is clarified that the aforesaid related benefits and/or any thereof and/or any other payment to be paid to the employee by the Company other than salary (as stated in Section 5 above), including: bonuses, reimbursement of expenses, payment of travel expenses and/or payments due to overtime, shall not constitute part of the Salary for all intents and purposes, including for the purpose of calculating the amount of severance pay and/or for the purpose of determining the amounts of various allowances (to the extent there are any).

5.9	Provident Fund (insofar as stated in Annex A and as of the date stated in Annex A) -

5.9.1	The Company shall, at its expense, make an allowance and deposit for the Employee, in a study fund to be determined by the Employee, an amount equal to a rate out of the amount of the "Salary for the Purpose of the Study Fund", as stated in Annex A.

5.9.2	In addition to the aforesaid allowance, the Employee hereby authorizes the Company to deduct from his salary an amount equal to a rate out of the amount of the "Salary for the Purpose of the Study Fund", as stated in Annex A, and deposit such in the study fund.

5.9.3	The aforesaid allowances and deposits shall be consistent with the bylaws of the fund and the instructions of Income Tax, as being from time to time.

5.9.4	The term "Salary for the Purpose of the Study Fund" shall have one of the following meanings, as noted in Annex A:

5.9.4.1	The highest amount of salary recognized by Income Tax for the purpose of granting an exemption from tax to allowances to a study fund (the "First Meaning").

5.9.4.2	The amount of the Employee's salary pursuant to this agreement (the "Second Meaning").

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Translated from Hebrew

5.10	Pension Fund / Managers' Insurance (insofar as stated in Annex A and as of the date stated in Annex A) -

5.10.1	The Company shall, at its expense, make an allowance and deposit for the Employee, in a severance pay fund to be determined by the Employee, an amount equal to a rate out of the Employee's salary, as stated in Annex A.

5.10.2	The Company shall, at its expense, make an allowance and deposit for the Employee, in a provident fund or pension fund to be determined by the Employee, an amount equal to a rate out of the amount of the "Salary for the Purpose of the Managers' Insurance", as stated in Annex A.

5.10.3	In addition to the aforesaid allowance on account of the provident fund or pension fund, the Employee hereby authorizes the Company to deduct from his salary an amount equal to a rate out of the amount of the "Salary for the Purpose of the Managers' Insurance", as stated in Annex A, and deposit such in the provident fund.

5.10.4	The aforesaid allowances and deposits shall be consistent with the bylaws and procedures of the various funds and the instructions of Income Tax, as being from time to time.

5.10.5	In addition to the aforesaid, the Company shall insure the Employee in a loss of working capacity insurance, at a rate that shall not exceed the rate out of the amount of the "Salary for the Purpose of the Managers' Insurance", as stated in Annex A.

5.10.6	The term "Salary for the Purpose of the Managers' Insurance" shall have the following meaning: the Employee's salary pursuant to this agreement.

5.10.7	The Company's payments to the provident fund or to the pension fund as specified above in this section shall come in lieu of severance pay due to the Employee's term of employment under this agreement, in accordance with the provisions of Section 14 of the Severance Pay Law, 5723-1963. The Parties agree to apply to the Employee the provisions of the "General Approval regarding Employers' Payments to a Pension Fund and an Insurance Fund in lieu of Severance Pay", a copy of which is attached as Annex C hereto. In any event of an inconsistency between the provisions of the agreement and the provisions of the General Approval, the provisions of the Approval shall apply.

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Translated from Hebrew

5.10.8	The Company shall transfer to the Employee the title to all of the employer's monies in the provident funds / pension fund at the termination of the term of employment, with the exception of an event where the Employee's right to severance pay was denied in a judgment by virtue of Sections 16 or 17 of the Severance Pay Law and to the extent it was denied or the Employee withdraws monies from the pension fund or the provident fund other than due to an Entitling Event; for this purpose, an "Entitling Event" – death, disability or retirement at the age of sixty or older. Upon the existence of such circumstances, only the amounts cumulated in the provident fund due to provident payments shall be released to the Employee and the monies cumulated in the severance pay account shall be returned to the Company.

5.11	From any and all payments, rights and benefits that the Employee is entitled to under this contract lawful tax shall be withheld unless otherwise explicitly stated in this contract. It is clarified that the aforesaid also applies to allowances for a study fund and/or pension fund and/or managers' insurance (the "Allowances"), in a manner such that the Employee bears all of the tax payments stemming from the performance of the Allowances or part thereof, insofar as there is no exemption from tax for such allowances or part thereof and/or when the exemption granted due to such allowances or part thereof is not full.

Options

Subject to approval by the Company's board of directors and the other approvals required under law, the Employee shall be entitled to receive options for the purchase of ordinary shares of Micronet, in a quantity and on terms and conditions according to an option agreement to be signed with her and with the option plan in force on the date of the granting of the options, as customary in the Company for the other employees thereof and considering the Employee's seniority and as shall be agreed by and between the Parties, including with respect to the quantity of options, the exercise price, the vesting period, the option period and such other customary terms and conditions relating to the granting of options. For the purpose of the allotment of options to the Employee, a specific agreement for the allotment of options shall be signed with the Employee, as customary at the Company, which shall establish the terms and conditions of the option.

6.	Generality of the Agreement

6.1	This contract exclusively contains, embodies, exhausts and expresses all of the terms and conditions agreed by and between the Parties with respect to the Employee's employment and/or termination of employment.

6.2	As of the date of the signing of this agreement, all of the agreements and/or arrangements and/or customs and/or understandings in force between the Employee and the Company, whether written or oral, are null and void.

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Translated from Hebrew

6.3	Any modification and/or amendment to the terms and conditions of this contract shall have no force, unless made in writing with both Parties' signatures.

6.4	The provisions of the special and/or general collective bargaining agreements and/or the arrangements and/or customs and/or procedures that apply and/or shall apply to the Company's employees of any profession and/or sector shall not apply to the Employee and he shall not be entitled to any right according thereto, unless such have been expressly applied according to this contract.

6.5	If, notwithstanding the provisions of this contract and/or any of the sections hereof and/or the subsections hereof, it is ruled by a court and/or tribunal and/or another competent entity that the Employee is entitled to any additional and/or other consideration and/or right according to a collective bargaining agreement and/or an arrangement and/or a custom and/or a procedure and/or otherwise, a retroactive settlement of accounts shall be conducted between the Parties as of the date of the commencement of the Employee's employment, such that the Company shall not incur excess cost beyond what has actually been paid. The Employee hereby gives the Company an irrevocable instruction that allows conducting a retroactive settlement of accounts anew and/or offsetting in accordance with the aforesaid.

7.	Force of the Agreement and Termination Hereof

7.1	This contract is in force as of the date stated in Annex A and shall be in force until the day of termination of the Employee's employment for whatever reason.

7.2	Either Party may cause the termination of this agreement and the discontinuation of the Employee's employment at the Company at any time, by prior notice of such duration as stated in Annex A, for whatever reason and without being required to give reasons.

7.3	The Company preserves the right to waive the Employee's work at the prior notice period or part thereof and in case the termination of the engagement is initiated by the Company, the Company shall pay the Employee payment in lieu of prior notice as aforesaid for the remaining period.

7.4	Notwithstanding the aforesaid, the Company shall be entitled to terminate this contract and the Employee's employment at any time, without prior notice and without payment in lieu of prior notice, in the event of a breach of trust vis-à-vis the Company and/or the willful causing of damage to the Company and/or a breach of his obligations to the Company under this agreement and/or in the event of a conviction in a criminal offence against the Company and/or in the event of a conviction in a criminal offence involving moral turpitude and/or in circumstances in which the Employee may be denied severance pay under the law prevailing in Israel.

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Translated from Hebrew

7.5	Upon the termination of his employment, the Employee shall properly hand-over his duties to whomever the Company instructs and shall provide the Company with any and all property and/or documents and/or materials and/or equipment held and/or possessed by him that belong thereto, which he obtained while and/or as a result of his employment at the Company.

8.	Trade in Company Shares

The Employee represents and confirms that he has been informed of the restrictions applicable to him with respect to trade in the Company’s shares, which are traded in the Stock Exchange and, particularly, the prohibition on use of inside information of the Company. The Employee represents and undertakes not to violate the provisions of the law, including the law of securities, which he is subject to as an employee of a traded public company.

9.	Notices

Any notice to be sent by either Party to the other shall be deemed to have arrived at the destination thereof at the elapse of 72 hours from the time of dispatch thereof by registered mail to the addresses stated in this agreement.

In witness whereof the parties have hereto set their hands:

/s/ Micronet Ltd.	/s/ Tali Dinar
The Company	The Employee

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Translated from Hebrew

Annex A to Employment Agreement

Details of the Employee	•	First name: Tali
	•	Last Name: Dinar
	•	I.D. No.: 028548303
	•	Date of Birth: May 12, 1971
	•	Full Address: 151 Emek Ayalon, Shoham
	•	Zip Code:

Position of the Employee	CFO

His Direct Manager and his Title	CEO

Training Period

The Employee's Salary

1. Basic salary, 100% position Gross salary at the training period	32,000

Gross salary after the training period 100%	32,000

Position percentage	80%

2. Global monthly compensation for overtime	6,400 (included in the gross salary as stated in Section 1)

3. Gross special monthly consideration for non-competition (paid as an integral part of the salary and constituting and integral part thereof)	2,500 (included in the gross salary as stated in Section 1)

Number of days of leave	22

The Employee is entitled to a Company vehicle	•	Type of vehicle: Ford Galaxy

The Employee is entitled to a cellular telephone	•	Amount of payment by the Company - unlimited

The Employee is entitled to a study fund	•	The term Salary for the Purpose of the Study Fund shall have the Second Meaning
	•	Date of commencement of entitlement - immediate
	•	Rate of the employer's allowance: 7.5%
	•	Rate of the Employee's allowance: 2.5%

The Employee is entitled to managers' insurance	•	Date of commencement of entitlement - immediate
	•	Rate of the employer's allowance to a severance pay fund: 8.33%
	•	Rate of the employer's allowance to a provident fund / pension fund: 5%
	•	Rate of the Employee's allowance to a provident fund / pension fund: 5%
	•	Loss of work capacity insurance at a rate of up to 2.5%

Date of commencement of this agreement

Prior notice period	•	The Company's - 90 days
	•	The Employee's - 90 days

General comments:

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Translated from Hebrew

Annex B to Employment Agreement

Re: Declaration of Confidentiality, Non-Competition and Assignment of Inventions - Letter of Irrevocable Undertaking

Whereas	in the framework of my relationship with you I have had and/or shall have access to "Information" as defined hereunder; and

Whereas	I am aware that a fundamental, understood and basic condition for the formation of our relationship is my undertaking of confidentiality with respect to the Information as defined hereunder, during the term of our relationship and thereafter, and non-competition with the Company, directly or indirectly, during the term of our relationship and for 12 months thereafter;

Therefore, I, the undersigned, Tali Dinar, I.D. 028548303, hereby irrevocably undertake vis-à-vis you and/or any company related to you, including, but without derogating from the generality of the aforesaid – sister companies and/or subsidiaries and/or associated companies and/or companies that control you and/or to anyone that shall come in your place and/or on your behalf (the "Company") as follows:

1.	The preamble to this undertaking constitutes an integral part hereof.

2.	For the purpose of this undertaking:

"Information" – including any matter or data (true or false, full, deficient or lacking), including financial statements, business data, professional data, technical data, salary data, allowances, names of insurers, types of insurance, employment agreements, number of employees, their names, formulas, layouts, sketches, plans, software, calculations, diagrams, diskettes, particulars and so on and so forth, containing or relating to information, or that may serve as a source of information pertaining to knowledge, planning processes, manufacturing processes, business secrets, business plans, names of suppliers, names of customers, sales, prices, products and any other information, which are related to the Company's businesses as well as any information directly or indirectly connected to the Company's businesses and/or its shareholders and/or employees and/or authorized representatives and/or agents and/or customers.

3.	I undertake to maintain in absolute confidence any Information that shall reach me in the course of my relationship with you, whether directly or indirectly, not to make any use of such Information, whether directly or indirectly, but for the purposes of the work and for the purpose of promoting your interests and with your consent, and not to disclose to another and/or others (including the Company's employees), in any manner, and neither to sell nor transfer in any other manner, and at any time, the Information and the aforesaid contacts of the Company which have come and/or shall come to my knowledge, while and as a result of my work at the Company. My undertaking in this section pertains both to the term of my employment at the Company and after the termination of my work thereat for whatever reason.

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Translated from Hebrew

4.	I hereby represent and undertake that I have carefully read the provisions of the agreement and Annex B (this annex), that I understand the implications of such provisions and that I have carefully considered the advantages and disadvantages of my engagement with the Company in the agreement including the annexes thereto. In light of such, I represent and undertake that in the term of my employment at the Company and for a period of 12 months thereafter, I shall not solicit any employee of the Company to leave his position with the Company and/or to compete with the Company in any manner, whether directly or indirectly. I hereby represent that in view of the position that I fulfill and/or shall fulfill at the Company, the Information (as defined in Section 2 above), which I am and/or shall be exposed to, and the nature of the Company's business – any competition with the Company on my part shall severely prejudice the legitimate rights and interests of the Company, including but not limited to, the rights thereof in the Information. Therefore, I hereby represent and confirm that my undertaking in this section not to compete with the Company is reasonable, proportional and does not exceed the degree required for the purpose of protecting the legitimate rights and interests of the Company. I represent and confirm that the salary and the other rights which I am or shall be entitled to, as stated in the agreement and in Annex A, represent appropriate and sufficient compensation for any prejudice, if any, to a legitimate right or interest conferred upon me, including, but not limited to, freedom of occupation.

Competition, for the purpose of this undertaking, including an attempt to compete as individual/individuals, employee, service provider, interested party, agent, officer, consultant or in any other manner, including any business relation with another person or entity competing and/or attempting to compete with the Company and including any relation whatsoever to a person who was a supplier and/or customer thereof during the term of my employment at the Company.

5.	I further undertake neither to maintain in my possession nor to take out of the premises of the Company's offices (except in cases where it is required in the context of my work) any written material that is directly and/or indirectly related to the Information and/or the Company's businesses.

6.	Without derogating from my aforesaid obligations, I am aware of the legal duties that apply to me under the law of securities – as an employee at a public company traded on the stock exchange – not to expose inside information of the Company to any third party and not to make any use thereof in connection with trade in the Company's shares and I undertake not to breach such duties.

7.	In the event of termination of the relationship between us, for any reason whatsoever, I shall cause any written or other material that is in my possession or under my control to be returned to the Company, upon the termination of the relationship as aforesaid.

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Translated from Hebrew

8.	Any idea or invention or patent to be discovered by me during the term of my employment at the Company and/or as a result of my employment, which is related to the Company's businesses, shall be deemed the exclusive property of the Company, which shall be entitled, inter alia, to treat such as their proprietor.

9.	I undertake not to register a patent or any other registration for any prima facie proprietary right, which supposedly stems from my employment at the Company, both during the term of my employment and thereafter.

10.	Breach of any of my undertakings herein shall constitute a breach of fiduciary duty and/or a disciplinary breach and/or a fundamental breach of the contract between the Company and me, with all that is entailed therein and implied therefrom.

11.	Without derogating from the generality of the aforesaid, I undertake to compensate and/or indemnify you for any damage, loss or expense to be caused to you as a result of a breach of any of my undertakings herein.

12.	I agree that jurisdiction on any matter contemplated in this letter of undertaking shall be exclusively granted to the competent courts at the district of Tel Aviv – Jaffa, subject to your entitlement to apply to any court in Israel and abroad.

In witness whereof I have hereto set my hands:

Tali Dinar	2854830/3	/s/ Tali Dinar
Name	I.D. No.	Signature

November 7, 2012

Date

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Translated from Hebrew

Annex C

General Approval (Consolidated Version) regarding Employer's Payments to a Pension Fund and to an Insurance Fund in lieu of Severance Pay under the Severance Pay Law, 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law, 5723-1963 (the "Law") I approve that payments made by an employer as of the date of the publication of this approval, for his employee, to a comprehensive pension in an annuity provident fund that is not an insurance fund as the meaning of such term in the Income Tax Regulations (Rules for Approval and Management of Provident Funds), 5724-1964 ("Pension Fund"), or to managers' insurance that includes an option for annuity or a combination of payments to an annuity plan and a non-annuity plan in such insurance fund ("Insurance Fund"), including payments made by him in combination of payments to a Pension Fund and an Insurance Fund, whether the Insurance Fund has an annuity plan or not (the "Employer's Payments"), shall come in lieu of the severance pay due to the employee due to the salary from which such payments were paid and for the period they were paid (the "Exempted Salary"), provided that the following shall have been fulfilled:

(1)	The Employer's Payments –

a)	To a Pension Fund are no less than 14 1/3 % of the Exempted Salary or 12% of the Exempted Salary if the employer additionally also pays for his employee payments for supplementation of severance pay to a severance pay provident fund or an Insurance Fund in the employee's name at a rate of 2 1/3 % of the Exempted Salary. If the employer does not also pay 2 1/3 % in addition as aforesaid, his payments shall come in lieu of 72% of the employee's severance pay only;

b)	To an Insurance Fund are no less than either of the following:

1)	13 1/3 % of the Exempted Salary, if the employer additionally also pays for his employee payments for securing a monthly income in case of loss of work capacity, in a plan approved by the Director of Capital Market, Insurance and Savings at the Ministry of Finance, at a rate required for securing at least 75% of the Exempted Salary or at a rate of 2 1/2 % of the Exempted Salary, the lower of the two ("Payment for Loss of Work Capacity Insurance");

2)	11% of the Exempted Salary, if the employer shall have additionally also paid a Payment for Loss of Work Capacity Insurance, in which case the Employer's Payments shall come in lieu of 72% of the employee's severance pay only; if the employer shall have also paid, in addition to such, payments for the supplementation of severance pay to a severance pay provident fund or to an Insurance Fund in the employee's name at a rate of 2 1/3 % of the Exempted Salary, the Employer's Payments shall come in lieu of 100% of the employee's severance pay.

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Translated from Hebrew

(2)	No later than three months as of the commencement of execution of the Employer's Payments, an agreement between the employer and employee shall have been made in writing, containing:

a)	The employee's consent to the arrangement pursuant to this approval in a language specifying the Employer's Payments and the Pension Fund and Insurance Fund, as the case may be; the language of this approval shall also be included in such agreement;

b)	The employer's advance waiver of any right that he could have had to reimbursement of monies out of his payments, unless the employee's right to severance pay shall have been denied in a judgment under Sections 16 or 17 of the Law, and to the extent it shall have been denied, or the employee shall have withdrawn monies from the Pension Fund or Insurance Fund other than due to an Entitling Event; for this purpose, an "Entitling Event" – death, disability or retirement at the age of sixty or older.

(3)	Nothing in this approval shall derogate from an employee's right to severance pay under the Law, a collective bargaining agreement, expansion order or employment contract, due to salary in excess of the Exempted Salary.

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